Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Bioventus Inc. of our report dated August 16, 2019, except for the effects of disclosing net loss per unit information discussed in Note 14 and the effects of discontinued operations discussed in Note 17 to the consolidated financial statements, as to which the date is October 6, 2020, relating to the financial statements of Bioventus LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
February 10, 2021